                                                                 Exhibit (10)(m)


                          SUPPLEMENTAL RETIREMENT PLAN
                               FOR DONALD W. BOGUS

In addition to the benefits accrued under The Lubrizol Corporation Pension Plan and Employees' Profit Sharing and Savings Plan, and any accrued benefits under the associated excess plans, Lubrizol will also establish a supplemental retirement plan on behalf of Donald W. Bogus with the following terms and conditions:

1) On Mr. Bogus' first day of employment, and on each anniversary of that date thereafter, 500 phantom shares of Lubrizol stock will be credited to a supplemental retirement account on Mr. Bogus' behalf.

2) If Mr. Bogus works until age 65, over the 12 year period a total of 6,000 phantom shares would be credited to the account.

3) Dividends on accumulated phantom shares will be posted throughout the year and will be used as the basis for purchasing additional phantom shares under the plan.

4) In the event of a change in control, as defined in the Executive Employment Agreement, or at the time of Mr. Bogus' death, Lubrizol would fully credit the account with the remaining balance of the 6,000 phantom shares. In the event of employment termination for other than the above reasons, the account balances as of the date of termination would be distributable under the plan.

5) Phantom shares accumulated under the plan will be included when considering share ownership objectives under the Executive Council Ownership Guidelines.

6) Shares may be withheld at the time of distribution for tax purposes. Mr. Bogus, or his estate, may elect distribution in the form of shares or cash at the time of distribution.

7) As the shares are unregistered, certain restrictions on selling/trading may apply at the time of distribution.

8) The Medicare tax on the increase in the value of the account year over year will be entered into Mr. Bogus' pay on an annual basis.